EXHIBIT 99.1


         NUVEEN                       NEWS
         FOR IMMEDIATE RELEASE                  CONTACT:  Ed Dunn
                                                          (312) 917-7763



             NUVEEN COMPLETES ACQUISITION OF FLAGSHIP RESOURCES, INC.



                   CHICAGO, January 2, 1997 -- The John Nuveen Company

         announced today that it has completed the acquisition of the

         Dayton, Ohio-based mutual fund firm Flagship Resources Inc.

         According to Nuveen, all of the stock of Flagship was exchanged for cash and preferred stock convertible into approximately

         1.65 million shares of Nuveen common stock.  The total price of the transaction was approximately $63 million.  In addition,

         contingent payments that are dependent on significant growth in the firm's newly combined tax-free mutual funds could amount to approximately $20 million over the next four years.

                   As part of the agreement, former Flagship Chairman

         Bruce Bedford assumes overall responsibility for growing the firm's combined mutual fund business while former Flagship

         President Richard Davis assumes management of Nuveen's broker-

         dealer channel efforts.

                   "We've not only acquired an outstanding family of

         tax-exempt funds," said Nuveen Chairman Timothy Schwertfeger,

         "we've also joined forces with seasoned professionals like

         Bruce Bedford, Dick Davis and the other members of the Flagship team.  Their level of expertise greatly enhances Nuveen's

         ability to provide a broader array of products and services to financial advisers and their clients."  Schwertfeger

                                        -more-

         John Nuveen & Co.   Chicago:                New York:
           Incorporated      333 West Wacker Drive   140 Broadway
         Investment Bankers  Chicago, Illinois       New York, New York
                               60606-1286              10005-1190
                             Telephone 312.917.7700  Telephone 212.208.2300

               PAGE TWO -- NUVEEN COMPLETES ACQUISITION OF FLAGSHIP



         went on to note that as a result of the acquisition Nuveen now offers open-end and exchange-traded mutual funds, and unit trusts, in 28 states, in addition to national funds and trusts.

                   Nuveen currently manages more than $51 billion in

         assets, including $35 billion in funds and $16 billion in unit trusts.  As part of the acquisition, Nuveen and Flagship are proposing to merge their funds in the eight states where both firms offer tax-exempt mutual funds.

                   Nuveen, founded in 1898, is headquartered in Chicago

         with offices in several other locations.  Nuveen specializes in conservative investment products and services for financial advisers and their clients, as well as providing municipal and corporate investment banking services.  Since 1961, Nuveen has sponsored more than $65 billion in funds and trusts for more than 1.3 million investors.  The John Nuveen Company is listed on The New York Stock Exchange and trades under the symbol

         "JNC."

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